EXHIBIT 12(b)

               BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                              (dollars in millions)

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

                                                                  Year Ended December 31,
                                             --------------------------------------------------------------
                                               1992          1993          1994          1995          1996
                                               ----          ----          ----          ----          ----
Earnings:
 1. Income before
     income taxes and
     cumulative effect
     of accounting
     changes                                 $  906        $1,550        $  869        $  311        $  872
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 13)                           3,099         3,148         3,884         5,095         5,426
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates                           40            30            45            28            30
                                             ------        ------        ------        ------        ------
 4. Earnings including
     interest on deposits                     3,965         4,668         4,708         5,378         6,268
 5. Less: Interest on
           deposits                           1,119         1,013           965         1,360         1,355
                                             ------        ------        ------        ------        ------
 6. Earnings excluding
     interest on deposits                    $2,846        $3,655        $3,743        $4,018        $4,913
                                             ======        ======        ======        ======        ======

Preferred Stock Dividend Requirements:
 7. Preferred stock dividend
     requirements                            $   30        $   23        $   28        $   51        $   51
 8. Ratio of income from
     continuing operations
     before income taxes to
     income from continuing
     operations after income
     taxes                                      142%          145%          141%          145%          142%
                                             ------        ------        ------        ------        ------
 9. Preferred stock dividend
     requirements on a pretax
     basis                                   $   43        $   33        $   39        $   74        $   72
                                             ======        ======        ======        ======        ======
Fixed Charges:
10. Interest Expense                         $3,072        $3,122        $3,858        $5,069        $5,400
11. Estimated interest
     component of net
     rental expense                              27            26            26            26            26
12. Amortization of debt
     issuance expense                            --            --            --            --            --
                                             ------        ------        ------        ------        ------
13. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest                     3,099         3,148         3,884         5,095         5,426
14. Add: Capitalized
          interest                               --            --            --            --            --
                                             ------        ------        ------        ------        ------
15. Total fixed charges                       3,099         3,148         3,884         5,095         5,426
16. Add: Preferred stock
          dividend require-
          ments - pretax
          (Line 9)                               43            33            39            74            72
                                             ------        ------        ------        ------        ------
17. Total combined fixed
     charges and preferred
     stock dividend require-
     ments on a pretax
     basis                                    3,142         3,181         3,923         5,169         5,498
18. Less: Interest on
           deposits
           (Line 5)                           1,119         1,013           965         1,360         1,355
                                             ------        ------        ------        ------        ------
19. Combined fixed charges
     and preferred stock
     dividend requirements
     on a pretax basis
     excluding interest on
     deposits                                $2,023        $2,168        $2,958        $3,809        $4,143
                                             ======        ======        ======        ======        ======
Consolidated Ratios of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividend Requirements:
  Including interest on
   deposits
   (Line 4/Line 17)                            1.26          1.47          1.20          1.04          1.14
                                             ======        ======        ======        ======        ======
  Excluding interest on
   deposits
   (Line 6/Line 19)                            1.41          1.69          1.27          1.05          1.19
                                             ======        ======        ======        ======        ======
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